Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Blucora, Inc. 2015 Incentive Plan of our reports dated February 26, 2015, with respect to the consolidated financial statements of Blucora, Inc., and the effectiveness of internal control over financial reporting of Blucora, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Seattle, Washington

May 29, 2015